SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2012

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction ofIncorporation or Organization)	45-5185575 (I.R.S. Employer Identification No.)

140 East Ridgewood Avenue, Suite 415                             07652

       (Address of Principal Executive Offices)                              (Zip Code)

(855) 467 - 7682

(Issuer’s Telephone Number, Including Area Code)

N/A

 (Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 12, 2012, the Company entered into an agreement with the University of Medicine & Dentistry of New Jersey to conduct a clinical trial of the Company’s UMK-121, a combination of two FDA approved drugs being used as a hopefully new therapy for, in this instance, end stage liver disease (ESLD).  In the trial fifteen (15) patients with ESLD will be treated pursuant to protocol and results evaluated for safety and as a secondary objective, liver function.  The Company has paid UMDNJ $252,000 to conduct the study.  The study requires Institutional Review Board approval. No IRB has yet approved the study.

SECTION 8  OTHER EVENTS

ITEM 8.01 OTHER EVENTS

On September 14, 2012, the Company made the following press release:

Proteonomix Announces Agreement with the University of Medicine and Dentistry of New Jersey (UMDNJ) to Conduct a Phase 1 Trial with UMK-121 in End-Stage Liver Disease

Preeminent Liver Expert Dr. Baburao Koneru to Serve as Principal Investigator

PARAMUS, N.J. (September 14, 2012) –Proteonomix, Inc. (OTC/BB: PROT),a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives, today announced it has entered into an agreement with Piscataway, N.J.-based University of Medicine and Dentistry of New Jersey (UMDNJ) to conducted a Phase 1 clinical trial with its proprietary, patent-pending mobilization technology UMK-121 in patients with end-stage liver disease (ESLD).The Company also announced that Chief Executive Officer Michael Cohen made a presentation at the National Investment Banking Association’s (NIBA) 123rd Investment Conference yesterday at the New York Marriott Downtown in New York City.

The single-center Phase 1 clinical trial, Mobilization of Stem Cells with UMK 121 in Patients with Cirrhosis, will enroll 15 patients with ESLD. The trial will study the safety of mobilization of stem cells in this patient population, as well as the effects of mobilization of stems cells from bone marrow to the peripheral circulation on liver function. BaburaoKoneru, M.D., Professor and Chief of the Division of Transplant and Hepatobiliary Surgery at New Jersey Medical School, will serve as the trial’s principal investigator.

“We are extremely pleased to announce that our trial will be conducted at this highly respected institution under the direction of Dr. Koneru, who is a renowned expert in field of liver function,” said Mr. Cohen.  “Our presentation to the investment professionals attending the NIBA conference provided an opportunity to discuss the potential of UMK-121 in ESLD  as we make preparations to commence this clinical trial, which we hope to initiate in the coming months.”

UMK-121 combines two existing FDA-approved drugs with the intention of mobilizing mesenchymal stem cells from bone marrow to the peripheral circulation. This proprietary drug combination is designed to reduce inflammation and increase angiogenesis to restore liver function, potentially extending the life of ESLD patients awaiting liver transplant.

About the University of Medicine and Dentistry of New Jersey

The University of Medicine and Dentistry of New Jersey (UMDNJ) is New Jersey’s only health sciences university with more than 6,000 students on five campuses attending three medical schools, the State’s only dental school, a graduate school of biomedical sciences, a school of health related professions, a school of nursing and New Jersey’s only school of public health. UMDNJ operates University Hospital, a Level I Trauma Center in Newark, and University Behavioral HealthCare, which provides a continuum of healthcare services with multiple locations throughout the State.

About National Investment Banking Association (NIBA)

NIBA is the only national not-for-profit trade association of regional and independent brokerages, investment banking firms, institutional investors and related capital market service providers. Since its inception, NIBA member firms have successfully completed more than 1,000 equity offerings totaling approximately $10 billion in new capital. The member firms of NIBA represent more than 8,000 registered representatives with an estimated $78 billion in assets under management, and are responsible for 90% of all Initial Public Offerings under $20 million. For more information, please visit www.nibanet.org.

About Proteonomix, Inc.

Proteonomix is a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives. The Proteonomix family of companies includes Proteoderm, StromaCel, PRTMI and THOR Biopharma. Proteodermis a wholly owned subsidiary that has developed an anti-aging line of skin care products. StromaCeldevelops therapeutic modalities for the treatment of cardiovascular disease and plans to file an IND application for treatment of patients who have suffered post-myocardial infarction. Proteonomix Regenerative Translational Medicine Institute, Inc. (PRTMI) intends to focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. Additional information is available at www.proteonomix.com and www.proteoderm.com.

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Proteonomix, Inc. cautions that statements made in this press release constitute forward-looking statements and makes no guarantee of future performance. Actual results or developments may differ materially from projections. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial statements of business acquired.

Not applicable

(b)

Pro forma financial information.

Not applicable

(c)

Shell company transactions.

Not applicable

(d)

Exhibits

Exhibit 10.71 - Clinical Testing Agreement Between the Company and University of Medicine & Dentistry of New Jersey

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated:  September 19, 2012

By:/s/Michael Cohen

Name:   Michael Cohen

  President